Exhibit 10.2

August 28, 2014

Elissa Lindsoe

295 Oak Hill Drive

Shoreview, MN 55126

Dear Ms. Lindsoe:

Congratulations! I’m very pleased to extend to you an offer of employment from MOCON, Inc. (“MOCON” or the “Company”).

This letter confirms our offer for the position of Chief Financial Officer reporting directly to the President and Chief Executive Officer of the Company. This offer is contingent upon successful completion of a background and reference check.

This is an exempt position, and your starting annual salary will be $240,000 which will be paid in accordance with the Company’s standard payroll practices and is subject to all withholdings reasonably determined by the Company to be required by law. Your annual salary will be reviewed on an annual basis. Due to the timing of your hire date, your first opportunity to participate in any merit review process will be at the end of 2015. We have mutually agreed that your start date will be October 6, 2014.

You will be eligible to participate in the Company’s Incentive Pay Plan. For 2014, your payout at target would set at 50% of your annual salary although it would be pro-rated for the year (i.e., at target, your bonus would be $240,000 * 50% * 25%) and would be no less than $30,000 for 2014 and will be paid in 2015 when the Company pays all participants under such plan. Beginning in 2015, you will also be eligible to participate in the Company’s special performance related bonus arrangement. The details of these plans can be found in our latest Proxy Statement. In addition, on the first date of your employment, you will receive a one time start bonus of $10,000.

The Company will also recommend to the Compensation Committee that you be granted a special one time option for 5,000 shares that will vest in full on December 31, 2014. Thereafter, you will be eligible to receive options at the discretion of the Compensation Committee, which typically makes grants to our executive officers at the end of each calendar year, and the Company will recommend to the Compensation Committee that you be included in any grants made at the end of 2014. All stock options will be subject to the Company’s Stock Incentive Plan in effect from time to time.

You will be eligible for all company benefits in which the Company’s executive officers participate, subject to the terms and conditions of each program, and with respect to the Company’s policy on automobiles for executives, you will receive an auto allowance of $2,000 per month, unless and until you and the Company agree that the Company will provide you with a vehicle, instead of such allowance, at the Company’s expense in accordance with its policy. You will be responsible for paying any taxes that are payable with respect to such allowance. You also will become a party to the Company’s Executive Severance Agreement. In addition, you will earn vacation time in accordance with the Company’s vacation policy except that you will start by earning four weeks of vacation per year and during your first year of employment, you may take such four weeks of vacation at any time regardless of when earned. On or before your first day of employment, you will need to sign and return the Company’s standard form of Confidentiality and Assignment of Inventions Agreement.

As an employee of MOCON, you will be subject to its policies and procedures, as in effect from time to time. Either you or MOCON may end the employment relationship at any time, with or without cause or advance notice. MOCON is an at-will employer; therefore, this letter does not constitute an employment contract. Your employment is conditioned upon your acceptance of the terms in this offer letter.

This letter sets forth the complete terms of your proposed employment with MOCON and supersedes any prior discussions, or oral or written statements. If you agree with the terms in this letter, please accept this offer electronically no later than August 29, 2014.

Elissa, I’m very excited to invite you to join us here at MOCON. Our team members are talented, highly motivated professionals – the best in the business. We have a work environment that is characterized by quality, integrity and ethics, respect, teamwork and accountability.

I’ll look forward to receiving your acceptance by August 29th, and to welcoming you as one of the newest members of the MOCON team!

Best regards,

MOCON, Inc.

/s/ Robert L. Demorest

Robert L. Demorest

President and Chief Executive Officer

Agreed and accepted this 28th day of August, 2014

/s/ Elissa Lindsoe

Elissa Lindsoe